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Exhibit 6

BEAR, STEARNS INTERNATIONAL LIMITED ONE CANADA SQUARE LONDON E14 5AD, ENGLAND TEL: 0207-516-6390 FAX: 0207-516-6805 REGULATED BY FSA
06 May 2002
TO:	FDR Subsidiary Corp.
ATTENTION:	Ms. Ann O'Neal
TELEPHONE:	1-770-857-7114
FACSIMILE:	1-770-857-0409
FROM:	Derivatives Documentation
TELEPHONE:	212-272-2711
FACSIMILE:	212-272-9857
SUBJECT:	Equity Derivatives Confirmation
REFERENCE NUMBER(S):	NY17922

        The purpose of this letter agreement is to set forth the terms and conditions of the transaction entered into on the Trade Date specified below (the "Transaction") between Bear, Stearns International Limited ("Bear Stearns") and FDR Subsidiary Corp. ("Counterparty"). This letter agreement constitutes the sole and complete "Confirmation", as referred to in the Master Agreement specified below, with respect to this Transaction.

        1.    This Confirmation is subject to and incorporates the 2000 ISDA Definitions (the "Definitions") and the 1996 ISDA Equity Derivatives Definitions (the "1996 Definitions"), each as published by the International Swaps and Derivatives Association, Inc. ("ISDA"). The parties agree to negotiate, execute and deliver an agreement in the form of the ISDA Master Agreement (Multicurrency Cross Border) (the "Form Master Agreement"), together with the schedule thereto and any other related documents, each in form and substance as the parties shall in good faith agree (collectively, the "Executed Master Agreement"). In addition, the parties agree that until execution and delivery of the Executed Master Agreement, a Form Master Agreement, shall be deemed to have been executed and delivered by the parties on the Trade Date of the first transaction that by its terms is intended to be governed by a Master Agreement. All provisions contained in, or incorporated by reference to, the Form Master Agreement or the Executed Master Agreement (as applicable, the "Master Agreement") shall govern the Transaction referenced in this Confirmation, except as expressly modified below. This Confirmation, together with all of the other documents confirming any and all Transactions entered into between us (regardless of which branch, if any, either of us has acted through) that by their terms are intended to be governed by a Master Agreement, shall supplement, form a part of and be subject to the Master Agreement. In the event of any inconsistency between the provisions of the Definitions and the 1996 Definitions, the 1996 Definitions shall prevail for the purpose of this Transaction. In the event of any inconsistency between the provisions of this Confirmation and the Definitions, 1996 Definitions or Master Agreement, this Confirmation shall prevail for the purpose of this Transaction.

REGISTERED IN ENGLAND NO. 1592029

        2.    The terms of the particular Transaction to which this Confirmation relates, which consists of two Options, "Option 1" and "Option 2" (each an "Option" and collectively, the "Options"), are as follows:

General Terms:

Trade Date:	24 Apr 2002
Net Premium Payment:	Payments of Premiums in respect of this Transaction shall be netted in accordance with Section 2(c) of the Master Agreement.
Premium Payment Date:	29 Apr 2002
Exchange(s):	The NASDAQ National Market System
Related Exchange:	The exchanges or quotation systems, if any, on which options or futures contracts on the Shares are traded or quoted, and as may be selected from time to time by the Calculation Agent.
Clearance System:	The principal domestic clearance system customarily settling trades on a delivery-versus-payment basis in the Shares as at the Exercise Date, as selected by the Calculation Agent.
Multiple Exercise:	Inapplicable
Calculation Agent:
Bear Stearns, unless an Event of Default has occurred and is continuing as to which Bear Stearns is the Defaulting Party, in which case the Calculation Agent shall be a leading dealer in the equity derivatives market designated by the Counterparty.

Option: 1

Option Type:	Call
Option Style:	European
Buyer:	Bear Stearns
Seller:	Counterparty
Shares:	The common shares of Checkfree Corp, currently trading under the ticker symbol CKFR.
Number of Options:	340,000
Option Entitlement:	One Share(s) per Option.
Dividend Adjustment Amount:
As to any Exchange Business Day, an amount equal to the aggregate of all ordinary cash dividends on one Share, which dividends have an ex-dividend date during the period commencing on, but excluding, the Trade Date to, but including, the Exchange Business Day as of which Dividend Adjustment Amount is to be determined.
Strike Price:	USD 32.2658 minus the Dividend Adjustment Amount determined as of the applicable Valuation Date.
Premium:	Zero

Option: 2

Option Type:	Put
Option Style:	European
Buyer:	Counterparty
Seller:	Bear Stearns
Shares:	The common shares of Checkfree Corp, currently trading under the ticker symbol CKFR.
Number of Options:	340,000
Option Entitlement:	One Share(s) per Option.
Dividend Adjustment Amount:
As to any Exchange Business Day, an amount equal to the aggregate of all ordinary cash dividends on one Share, which dividends have an ex-dividend date during the period commencing on, but excluding, the Trade Date to, but including, the Exchange Business Day as of which Dividend Adjustment Amount is to be determined.
Strike Price:	USD 18.0508 minus the Dividend Adjustment Amount determined as of the applicable Valuation Date.
Premium:	Zero

Exercise Procedures:

Expiration Time:	The Valuation Time
Expiration Date:	26 Nov 2007
Automatic Exercise:
Applicable, without regard to whether Cash Settlement or Physical Settlement is applicable. If Physical Settlement is applicable, then in accordance with Section 3.4 of the 1996 Definitions, the Option will be deemed to be exercised if the Option is one percent In-the-Money (based on the Reference Price), unless the Buyer gives notice that it no longer wishes Automatic Exercise to apply or the Reference Price cannot be determined.
Reference Price:	If Physical Settlement is applicable, the Closing Offer ("ask") price per Share quoted by the Exchange at the Expiration Time on the Expiration Date.
Option 1 Seller's Contact	Ms. Ann O'Neal
Details for Purpose of Giving Notice:	Tel. No.: 1-770-857-7114 Fax No.: 1-770-857-0409
Option 2 Seller's Contact	Mr. Patrick Dempsey
Details for Purpose of Giving Notice:	Tel. No.: 212-272-4805 Fax No.: 212-272-4022

Valuation:
Valuation Time:	At the close of trading on the Exchange(s).
Valuation Date:	The Exercise Date.
Settlement:
Cash/Physical Settlement:	To be determined in accordance with Selection of Cash or Physical Settlement below.
Settlement Terms if Physical Settlement is Applicable:
Failure to Deliver:	Applicable
Settlement Date:	Shall be determined in accordance with section 6.2 of the 1996 Definitions
Additional Provisions Relating to Physical Settlement
If Physical Settlement is applicable and the certificates representing the Shares delivered contain a restrictive legend relating to contractual and federal securities laws transfer restrictions, then the Counterparty shall be obligated to promptly deliver an opinion of counsel in form and substance satisfactory to counsel for the Issuer and to Bear Stearns that such transfer may be made in accordance with United States Federal securities laws and any contractual restriction referenced in such legend. The Counterparty shall be obligated to deliver the legended certificates "free" (i.e., without receipt of payment) and, pending delivery of Shares that are not represented by legended certificates, the Settlement Amount shall be retained by Bear Stearns.
Settlement Terms if Cash Settlement is Applicable:
Settlement Price:	The closing offer price per Share quoted by the Exchange at the Valuation Time on the Valuation Date.
Strike Price Differential:	In accordance with Section 5.4 of the 1996 Definitions.
Settlement Currency:	The currency in which the Premium is denominated.
Cash Settlement Payment Date:	Three Exchange Business Days following the Valuation Date (or, if such day is not a Currency Business Day, the next succeeding Currency Business Day).
Cash Settlement Amount:	In accordance with Section 5.2 of the 1996 Definitions.

Selection of Cash or Physical Settlement:
Selection of Cash or Physical Settlement:
Counterparty may select whether Physical Settlement or Cash Settlement shall be applicable to the Option. In the event that no effective selection is made of whether Physical Settlement or Cash Settlement is applicable, then Cash Settlement shall be applicable.

Such selection shall be made by giving irrevocable notice (which will be oral telephonic notice, if practicable, and otherwise written notice). Notwithstanding Section 3.2 of the 1996 Definitions, such notice must be given prior to the Expiration Time on an Exchange Business Day which is not less than Five Exchange Business Days prior to the Expiration Date. If such notice is given after the Expiration Time on an Exchange Business Day, then that notice shall be deemed given on the next Exchange Business Day.
Adjustments:
Method of Adjustment:	Calculation Agent Adjustment
Extraordinary Events:
Consequence of Merger Events:
(a) Share-for-Share:	Cancellation And Payment
(b) Share-for-Other:	Cancellation And Payment
(c) Share-for-Combined:	Cancellation And Payment
Nationalization or Insolvency:	Cancellation And Payment

Additional Termination Event:

        Notwithstanding anything to the contrary in the 1996 Definitions, it shall be an Additional Termination Event if a Tender Event Date (defined below) occurs during the term of this Transaction.

        For purposes of an Additional Termination Event which occurs as a result of the occurrence of a Tender Event Date,

        (a)  Counterparty shall be the sole Affected Party;

        (b)  This Transaction shall be the sole Affected Transaction;

        (c)  Second Method and Loss will be deemed to apply.

        'Tender Event Date" means the fifth Exchange Business Day preceding the date that the Calculation Agent reasonably anticipates will be the date on which Shareholders desiring to participate in a Tender Offer (defined below) are required to tender their Shares in order for such Shares to be included in the Tender Offer. A "Tender Offer" shall mean a tender or other offer to purchase or exchange made by any party (including the Issuer) for 10% or more of the outstanding Shares of the Issuer.

        The occurrence of a Tender Event Date will be determined by the Calculation Agent based on publicly available information. No alteration or re-instatement of the Transaction will occur if, following a Tender Event Date, the relevant Tender Offer is delayed, amended or does not occur.

Collateral Provisions:

        (a)  On or before the Local Business Day following the Trade Date, Counterparty shall deliver to and at all times during the Execution Period maintain with Bear Stearns as collateral Shares (as defined above, the common shares of Checkfree Corp), in number equal to the product of (a) the Number of Options with respect to the Call Option and (b) the Option Entitlement.

        (b)  These Collateral Provisions shall be deemed a security agreement, and shall be governed by the laws of the State of New York, without giving effect to the conflicts or choice of law provisions thereof. The Counterparty hereby grants a first priority continuing security interest in all Collateral provided hereunder and in any and all substitutions therefor, proceeds thereof and distributions thereon. These Collateral Provisions constitute a Credit Support Document and the failure by a party to deliver or return Collateral in accordance with these Collateral Provisions (if such failure is not remedied on or before the Local Business Day after notice of such failure is given to such party) shall constitute an Event of Default for purposes of Section 5(a)(iii) of the Master Agreement with respect to such party. For purposes of these Collateral Provisions, the term "Local Business Day" shall have the meaning given such term in the Master Agreement, except that references to a payment in clause (b) thereof will be deemed to include a delivery or return of Collateral hereunder.

        (c)  Any collateral to be held pursuant to these Collateral Provisions shall be maintained subject to the Account Agreement.

        (d)  In the event that the Counterparty is obligated to deliver Shares pursuant to any Option, it may instruct Bear Stearns to utilize the relevant number of Shares then held as collateral to make such deliveries hereunder. Until such delivery is made, the relevant Shares shall remain subject to the security interest of Bear Stearns granted hereunder.

        (e)  In addition to the foregoing, in the event that (i) the ratings assigned to the long-term, unsecured, non-credit-enhanced obligations of The Bear Stearns Companies Inc. ("TBSCI") by both Standard & Poor's and Moody's fall below A-/A3, respectively (with a withdrawn rating or the absence of rating being considered below A-/A3 as the case may be) and (ii) the obligations of Bear Stearns, TBSCI and any of TBSCI's Affiliates on the Put Option together with any obligations on any other put option involving common shares of CheckFree Corp under any agreement with Counterparty (with the value to Bear Stearns, TBSCI or TBSCI's Affiliates of the Call Option and any call option involving common shares of CheckFree Corp under any agreement with Counterparty being disregarded in calculating the exposure) exceed USD 3,000,000, then Bear Stearns and Counterparty will enter into an ISDA-form New York law credit support annex pursuant to which Bear Stearns will be required to post collateral against the obligations with returns of collateral being subject to minimum transfer amounts of USD 250,000. At all times, such collateral shall have a market value no less than the full amount of the obligations and shall be acceptable to Counterparty.

3. Account Details and Settlement Information:

Payments to Bear Stearns:	USD PAYMENT INSTRUCTIONS: ABA/BIC: 021000089 ACCT NAME: BEAR STEARNS SECURITIES CORP ACCT #: 09253186 FURTHER CR: BEAR STEARNS INTERNATIONAL LIMITED SUBACCT: 1018004810
Payments to Counterparty:	PAYMENT INSTRUCTIONS: BEAR STEARNS INTERNATIONAL LIMITED ACCT #: 353-01772

Additional Provisions:

        Agency.    Counterparty acknowledges that Bear, Stearns & Co. Inc. ("BS&C") has acted as agent for Counterparty solely for the purposes of arranging this Transaction with its Affiliate, Bear Stearns. This Confirmation is being provided by BS&C in such capacity. Upon your written request, BS&C will furnish you with the time at which this Transaction was entered.

        Additional Representations of the Counterparty.    The Counterparty represents and warrants to Bear Stearns (which representation and warranty will be deemed repeated at all times during the period from and including the Trade Date to and including the Settlement Date) that:

          (a)  Except for the Permitted Contractual Restrictions and Permitted Securities Law Restrictions (each as hereinafter defined) applicable to the Shares pledged as Collateral under this Transaction, the Shares pledged as Collateral under this Transaction and any Shares delivered to Bear Stearns upon Physical Settlement of this Transaction are not and shall not be subject to any condition to or restriction on the ability of the holder thereof to freely sell, assign or otherwise transfer such Shares, including any contractual restriction, requirement for receipt of approval, limitations on the status of transferees, deliveries of certifications, opinions or other documents (other than a stock power or like instrument of transfer or such opinions of counsel as may be necessary to de-legend the certificates representing the Shares), or requirement of registration or prospectus delivery (this representation (a), as it relates to Physical Settlement, being referred to herein as the "Share Status Representation");

          (b)  for purposes of determining the holding period under Rule 145, the Shares pledged as Collateral under this Transaction were "acquired from the issuer" (for purposes of Rule 145) on September 1, 2000;

          (c)  During the three-month period preceding the Trade Date (i) has not sold any Shares or any securities convertible into Shares, (ii) no Shares (or securities convertible into Shares) which were donated by the Counterparty within one year preceding the Trade Date have been sold for the account of the donee thereof, (iii) no Shares (or securities convertible into Shares) which were placed into a trust by the Counterparty as settlor within one year preceding the Trade Date have been sold, and (iv) no other Shares (or securities convertible into Shares) have been "sold" within the meaning of Rule 144(e). No default in any obligation of the Counterparty secured by Shares (or securities convertible into Shares) has occurred during the two-year period preceding the Trade Date. The Counterparty has not agreed with any person (natural or legal) to act in concert for the purpose of selling Shares or any securities convertible into Shares.

          (d)  the Counterparty was not, on April 24, 2002 in possession of any material non-public information with respect to the Issuer;

        For purposes of the foregoing representations,

          (a)  the "Permitted Contractual Restrictions" are those restrictions set forth in the Stockholder's Agreement dated as of September 1, 2000 between the Issuer and First Data Corporation (the Counterparty's ultimate parent) in precisely the form previously furnished to Bear Stearns; and

          (b)  the "Permitted Securities Law Restrictions" are those restrictions relating to the status of the Counterparty as an affiliate (within the meaning of Rule 145) of FDC International Partner, Inc. before its acquisition by a merger subsidiary of the Issuer on September 1, 2000 and (ii) to the extent that the Counterparty is an affiliate (within the meaning of Rule 144) of the Issuer, those relating to such status.

        Incorporation of Terms.    For the avoidance of doubt, the parties agree that Sections 5 and 6 of the Form Master Agreement are incorporated herein, and the parties expressly specify that Market Quotation and Second Method shall apply unless otherwise specified herein.

        Non-Reliance.    Each party represents to the other party that (a) it has not received and is not relying upon any legal, tax, regulatory, accounting or other advice (whether written or oral) of the other party regarding this Transaction, other than representations expressly made by that other party in this Confirmation and in the Master Agreement and (b) in respect of this Transaction, (i) it has the capacity to evaluate (internally or through independent professional advice) this Transaction and has made its own decision to enter into this Transaction and (ii) it understands the terms, conditions and risks of this Transaction and is willing to assume (financially and otherwise) those risks. Counterparty acknowledges that Bear Stearns has advised Counterparty to consult its own tax, accounting and legal advisors in connection with this Transaction evidenced by this Confirmation and that the Counterparty has done so.

        Payment Date Netting.    The parties agree that subparagraph (ii) of Section 2(c) of the Master Agreement will not apply to any Transactions that are or will be governed by the Master Agreement. Thus all amounts payable on the same date in the same currency in respect of all Transactions shall be netted.

        Governing Law.    Unless otherwise specified in the Executed Master Agreement, the laws of the State of New York, without reference to the choice or conflicts of law principles thereof.

        Guaranty.    The Guaranty of TBSCI, which will be a Credit Support Document and which Bear Stearns will provide promptly following execution of this Confirmation.

        Termination Currency.    Unless otherwise specified in the Executed Master Agreement or agreed by the parties, USD shall be the Termination Currency.

        Transfer.    Unless otherwise specified in the Executed Master Agreement, either party may transfer its rights and obligations under this Transaction in accordance with Section 7 of the Master Agreement. However, unless otherwise specified in the Executed Master Agreement, Bear Stearns may also transfer its rights and obligations under this Transaction, in whole or in part, to TBSCI or any of its Affiliates, provided such Affiliate's obligations under this Transaction shall be guaranteed by TBSCI to the same extent as the obligations of Bear Stearns hereunder are so guaranteed.

        This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Bear Stearns a facsimile of the fully-executed Confirmation to 212-272-9857. For inquiries regarding U.S. Transactions, please contact Sonya Nugent by telephone at 212-272-8273. For all other inquiries please contact Nicola Murdoch by telephone at 353-1-402-6224. Originals will be provided for your execution upon your request.

        We are very pleased to have executed this Transaction with you and we look forward to completing other Transactions with you in the near future.

Very truly yours,

Bear, Stearns International Limited

By:	/s/ DONALD A. MARTOCCHIO Name: Donald A. Martocchio Title: Authorized Signatory

        Counterparty, acting through its duly authorized signatory, hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

FDR Subsidiary Corp.

By:	/s/ MARK E. YOUNG As authorized agent or officer for FDR Subsidiary Corp. Name: Mark E. Young Title: Sr. VP and Treasurer
Cc:	Don Martocchio Andy Yaeger

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  Exhibit 6